Exhibit 6.3

HOLMWOOD PORTFOLIO HOLDINGS, LLC

LIMITED LIABILITY COMPANY AGREEMENT
THIS LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, the "Agreement") of HOLMWOOD PORTFOLIO HOLDINGS, LLC, a Delaware limited liability company (the "Company") is entered into by and between the Company and HC Government Realty Trust, Inc., a Maryland corporation, as the sole member of the Company (the "Member").

RECITALS

A. The Company was formed as a Delaware limited liability company in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the "Act").

B. The undersigned desire to execute this Agreement to set forth the terms and conditions under which the management, business, and financial affairs of the Company will be conducted.

C. Definitions for this Agreement are set forth in Article VIII.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants, and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby covenant and agree as follows:

ARTICLE I
PURPOSE AND POWERS OF COMPANY

1.1 Business and Purpose. The purpose of the Company is to transact any and all lawful business for which a limited liability company may be organized under the Act.

1.2 Powers. The Company shall have all powers of a limited liability company formed under Delaware law and not prohibited by the Act or this Agreement.

1.3 Title to Company Property. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member's Membership Interest shall be personal property for all purposes.

1.4 Term. This Agreement shall not terminate until the Company is terminated in accordance with this Agreement.

1.5 Registered Office and Registered Agent. The Company's initial registered office and initial registered agent shall be as provided in the Certificate of Formation. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent pursuant to the Act.

1.6 Formation and Authorized Person. The Certificate of Formation has been filed with the Secretary of the State of Delaware in accordance with and pursuant to the Act. Robert R. Kaplan, Jr. is hereby designated as an "authorized person" within the meaning of the Act, who has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, and it hereby authorized to execute, deliver and file any other certificates (and any amendments and/or restatement thereof) necessary or desirable for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business (the "Qualification Papers"). The execution, delivery and filing of the Qualification Papers by Robert R. Kaplan, Jr., as an "authorized person" within the meaning of the Act is hereby approved and ratified in all respects. Upon the filing of the Qualification Papers, Robert R. Kaplan Jr.’s powers as an "authorized person" ceased, and the Member thereupon became the designated "authorized person" and shall continue as the designated "authorized person" within the meaning of the Act.

ARTICLE II
MEMBER

2.1	Initial Member.

(a) The name, address and initial Membership Interest of the Initial Member is as follows:

Name HC Government Realty Trust, Inc. 1819 Main Street, Suite 212 Sarasota, Florida 34236	Membership Interest 100%

(b) The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

ARTICLE III
MANAGEMENT BY MEMBER

3.1 In General. The powers of the Company shall be exercised by, or under the authority of, the Member. In addition, the business and affairs of the Company shall be managed under the direction of the Member. Subject to the limitations set forth in this Agreement, the Member shall be entitled to make all decisions and take all actions for the Company.

3.2 Management by Member.   Except as otherwise limited by this Agreement, the Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Member shall be entitled to make all decisions and take all actions for the Company, and the Member has the authority to bind the Company.

3.3 Required Approval. Any provision in this Agreement that requires the approval of the Members, but does specify the particular percentage interests or number of Members required for such approval, shall be interpreted to require the affirmative vote of the Member or Members holding a majority of the total Membership Interests from time to time, and specifically shall not be interpreted to require unanimous consent of the Members.

3.4 Action By Members. In exercising the voting or other approval rights as provided herein, the Member may act through meeting and/or written consents.

ARTICLE IV
CONTRIBUTIONS TO THE COMPANY AND DISTRIBUTIONS

4.1 Member Capital Contributions.  Upon execution of this Agreement, the Member shall contribute as the Member's initial Cash Contribution, the cash and/or other property set forth on Exhibit A, attached hereto.

4.2 Effect of Sale or Exchange. In the event of a permitted sale, exchange, or other assignment of a Membership Interest, the capital account of the assignor shall become the capital account of the assignee to the extent it relates to the assigned Membership Interest.

4.3 Distribution and Allocations. All distributions of cash or other property (except upon the Company's dissolution, which shall be governed by the applicable provisions of the Act and Article VI hereof) and all allocations of income, profits, and loss shall be made 100% to the Member in accordance with its Membership Interests. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Member from the Company shall be treated as amounts distributed to the Member pursuant to Section 4.3. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

ARTICLE V
ASSIGNMENT AND RESIGNATIONS

5.1 Assignment, Resignation and Admission Generally

(a) Assignments. Subject to the terms of this Section 5.l (a), the Member may assign, in whole or in part, its Membership Interest in the Company. If the Member transfers all of its Membership Interest pursuant to this Section 5.1, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

(b) Resignation. If the Member is permitted to resign pursuant to this Section 5.1(b), an additional member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

(c) Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

5.2 No Dissolutions. Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member, respectively, to cease to be a member of the Company, and, upon the occurrence of such an event, the Company shall continue without dissolution.

5.3 Additional Requirements. In addition to all requirements imposed in this Article V, any admission of a Member or assignment of a Membership Interest shall be subject to all restrictions relating thereto expressly imposed by the Act.

5.4 Effect of Prohibited Action.  Any assignment in violation of this Article V shall be, to the fullest extent permitted by law, void and of no force or effect whatsoever.

ARTICLE VI
DISSOLUTION AND TERMINATION

6.1 Dissolution. Subject to the other provisions of this Agreement, the Company shall be dissolved upon the first to occur of the following: (a) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its Membership interest and the admission of the transferee pursuant to Section 5.1 or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Section 5.1), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the even that terminated the continued membership of such member in the Company, agree in writing (x) to continue the Company and (y) to admit the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member of the Company.

6.2 Liquidation. Upon the dissolution of the Company, it shall wind up its affairs and distribute its assets in accordance with Section 6.4 and the Act by either or a combination of the following methods as the Member (or the Person or Persons carrying out the liquidation) shall determine:

(a) selling the Company's assets and, after the satisfaction of Company liabilities, distributing the net proceeds therefrom to the Member; and/or

(b) subject to the satisfaction of Company liabilities, distributing the Company's assets to the Member in kind, with the Member accepting an undivided interest in the Company's assets in satisfaction of its Membership Interest.

6.3 Orderly Liquidation. A reasonable time as determined by the Member (or the Person or Persons carrying out the liquidation) shall be allowed for the orderly liquidation of the assets of the Company and the discharges of liabilities to the creditors so as to minimize any losses attendant upon dissolution.

6.4 Distributions. Upon dissolution, the Company assets (including any cash on hand) shall be distributed in the following order and in accordance with the following priorities:

(a) first, to the satisfaction of the debts and liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) and the expenses of liquidation, including a sales commission to the selling agent, if any; then

(b) second, to the Member.

6.5 Termination. The Company shall terminate when (a) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (b) the Certificate of Formation shall have been canceled in the manner required by the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

ARTICLE VII
MISCELLANEOUS PROVISIONS

7.1 Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions and principles thereof.

7.2 Integrated and Binding Agreement: Amendment.   This Agreement contains the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other agreements, understandings, representations or warranties among the parties hereto.  This Agreement may be amended only as provided in this Agreement. Notwithstanding any other provisions of this Agreement, the parties hereto agree that this Agreement constitutes a legal, valid and binding agreement, and is enforceable against each of them in accordance with its terms.

7.3 Construction. Whenever the singular member is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

7.4 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof.

7.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

7.7 Notices. All notices under this Agreement shall be in writing and shall be given to the party entitled thereto by personal service or by mail, posted to the address maintained by the Company for such person or at such other address as he may specify in writing.

7.8 Rights and Remedies Cumulative: Waivers. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies, and are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

7.9 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon, and inure to the benefit of, the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

7.10 Effective Date. Pursuant to Section 18-201 (d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

ARTICLE VIII
DEFINITIONS

In addition to any other defined terms herein, the following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

"Affiliate" shall mean any Person controlling or controlled by or under common control with the Company, including, without limitation, (i) any person who has a familial relationship, by blood, marriage or otherwise with any Member or employee of the Company, or any Affiliate thereof and (ii) any Person which receives compensation for administrative, legal or accounting services from the Company, or any of its Affiliates. For purposes of this definition, "control" when used with respect  to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Bankruptcy" shall mean, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged as bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement,  composition,  readjustment,  liquidation  or  similar  relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceedings of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Section 18-101(1) and 18-304 of the Act.

"Capital Contribution" shall mean any contribution to the capital of the Company by the Member in cash, property, or services or a binding obligation to contribute cash, property or services whenever made.

"Certificate of Formation" shall  mean  the  Certificate  of  Formation  of  the Company, as amended and in force from time to time.

"Code"  shall  mean  the  Internal  Revenue   Code  of  1986,  as  amended,  or corresponding provisions of subsequent superseding federal revenue laws and the rules and regulations promulgated thereunder.

"Company" shall mean Holmwood Portfolio Holdings, LLC.

"Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.

"Member" shall mean HC Government Realty Trust, Inc., and includes any Person admitted as an additional member or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a Member of the Company.

"Membership Interest" shall mean a member's limited liability company interest in the Company and the other rights and obligations with respect thereto as set forth in this Agreement. The Membership Interest is set forth beside the Member's name in Article II of this Agreement.

"Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby agrees and certifies that the foregoing constitutes the sole and entire Limited Liability Company Agreement of the Company as of March 14, 2016.

THE MEMBER
HC GOVERNMENT REALTY TRUST, INC.

By:	/s/ Robert R. Kaplan, Jr.
Name:	Robert R. Kaplan, Jr.
Its:	Vice President

[Signature Page to Limited Liability Company Agreement of Holmwood Portfolio Holdings, LLC]

EXHIBIT A

Initial Capital Contribution of the Member

Member	Cash Contributed
HC Government Realty Trust, Inc.	$1,998